EX-99.(d)(3)

Amended Annex A

Goldman Sachs Asset Management L.P.

Revised: February 27, 2026

Fund	Fee (Annual Rate)	Effective Date

Goldman Sachs GQG Partners International Opportunities Fund

0.85% on the first $1 billion;

0.77% over $1 billion up to $2 billion;

0.73% over $2 billion up to $5 billion;

0.71% over $5 billion up to $8 billion;

0.70% over $8 billion up to $70 billion;

0.68% over $70 billion

		February 27, 2026

Goldman Sachs Multi-Strategy Alternatives Fund	0.75% on first $2 billion; 0.68% over $2 billion up to $5 billion; 0.64% over $5 billion up to $8 billion; 0.63% over $8 billion	June 7, 2023

Goldman Sachs Multi-Manager Global Equity Fund	1.03% on the first $1 billion; 0.93% over $1 billion up to $2 billion; 0.89% over $2 billion up to $5 billion; 0.87% over $5 billion up to $8 billion; 0.84% over $8 billion	February 25, 2015

Goldman Sachs Multi-Manager Non-Core Fixed Income Fund	0.85% on first $2 billion; 0.77% over $2 billion up to $5 billion; 0.73% over $5 billion up to $8 billion; 0.71% over $8 billion	December 18, 2014

Goldman Sachs Multi-Manager Real Assets Strategy Fund	1.00% on the first $1 billion; 0.90% over $1 billion up to $2 billion; 0.86% over $2 billion up to $5 billion; 0.84% over $5 billion up to $8 billion; 0.82% over $8 billion	February 25, 2015

Multi-Manager International Equity Fund	0.60%	May 12, 2015

Multi-Manager U.S. Small Cap Equity Fund	0.75%	March 23, 2016

Multi-Manager High Yield Bond Fund	0.30%	July 17, 2025

GOLDMAN SACHS TRUST II

By:	/s/ James McNamara
Name:	James McNamara
Title:	President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Betsy N. Gorton
Name:	Betsy N. Gorton
Title:	Managing Director